UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2014

AMERICAN EAGLE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50906	20-0237026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2549 W. Main Street, Suite 202, Littleton, CO 80120
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 798-5235

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events.

Purchase, Sale and Option Agreement

On August 12, 2013, we entered into a Purchase, Sale and Option Agreement (the “Initial PSO Agreement”) with our joint venture partner (our “JV Partner”) in the Spyglass and West Spyglass areas in Divide County, North Dakota (which we now refer to as our “Spyglass Area”), which we amended on September 30, 2013 (the “First Amendment”), and subsequently amended on October 2, 2013 (the “Second Amendment,” and, collectively with the Initial PSO Agreement and the First Amendment, the “PSO Agreement”), to purchase half of our JV Partner’s total interest in our Spyglass Area for a total of approximately $94 million. In October 2013, we closed the first portion of the acquisition. For $47 million ($45 million at close after adjusting for positive purchase price adjustments), we purchased approximately 9,700 net acres in our Spyglass Area with production of approximately 750 barrels of oil equivalent per day (“BOEPD”) as of the June 1, 2013 effective date (the “First Acquisition”). These values represent approximately 31.3% of our JV Partner’s working interest in its proved reserves and approximately 25% of our JV Partner’s working interest in its undeveloped acreage. After the closing of the First Acquisition, we commenced referring to both the Spyglass and the West Spyglass areas as the “Spyglass Area.”

The PSO Agreement contains an option in favor of us (the “Purchase Option”), pursuant to which we have the right to purchase additional working interests and net revenue interests in the same properties acquired as part of the First Acquisition. Our exercise of the Purchase Option would increase our net operated acreage by 8,244 net acres and add approximately 450 BOEPD of production. The acquisition would increase our Spyglass Area operated average working interest from approximately 44% to 55% in our total Spyglass Area and from approximately 51% to 60% in our proved area of Spyglass. Further, upon the exercise of the Purchase Option, (i) our JV partner and we will enter into a new joint operating agreement that will fully amend and replace the current joint operating agreements between us and (ii) our obligations under an earlier carry agreement between us will have been completely satisfied.

We commenced the process to exercise the Purchase Option on March 7, 2014 by providing our JV Partner with written notice thereof in which we specified a closing date of March 31, 2014. The closing of the Purchase Option is subject to the satisfaction of certain conditions, including a financing condition in our favor. The consideration for the Purchase Option is payable on the closing date.

See our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on December 16, 2013 for more detail regarding the materials terms of the PSO Agreement, the First Acquisition, the Purchase Option, the interests that are subject to the Purchase Option, and the Carry-Out Agreement and the Farm-Out Agreement that we entered into with our JV Partner in connection with the PSO Agreement.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

The financial statements in respect of the interests that are subject to the Option are attached as Exhibit 99.1 to this Current Report on Form 8-K.

(b) Pro forma financial information

The unaudited pro forma combined financial statements in respect of the interests that are subject to the Option are attached as Exhibit 99.2 to this Current Report on Form 8-K.

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(d) Exhibits

Exhibit	Description of Exhibit

23.1*	Consent of Hein & Associates LLP

99.1*	Report of Independent Registered Public Accounting Firm; Statements of Revenues and Direct Operating Expenses of Properties to be Acquired for the Year Ended December 31, 2012 and Each of the Nine-Month Periods Ended September 30, 2013 and 2012; and Notes to the Financial Statements.

99.2*	Unaudited Pro Forma Combined Balance Sheet as of September 30, 2013 and Unaudited Pro Forma Combined Statements of Operations for the Nine-Month Period Ended September 30, 2013 and the Year Ended December 31, 2012.

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2014	AMERICAN EAGLE ENERGY CORPORATION

	By:	/S/ Bradley Colby
Bradley Colby
President and Chief Executive Officer

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